Exhibit 10.1

June 11, 2021

Vikas Mehta

(Delivered via email)

Dear Vikas:
Anaplan, Inc. (the “Company”) is pleased to offer you employment with the Company as described in this letter agreement.
1.Starting Position. You will start in a full-time, exempt position as Chief Financial Officer and you will report to the Chief Executive Officer. You will perform the duties and have the responsibilities customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. By signing this letter agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing any of your job duties with the Company.
2.Compensation and Employee Benefits. You will be paid a starting annual salary at the rate of $400,000 per year payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in Company-sponsored benefits that will be described to you after the commencement of your employment with the Company.

3.Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) for a fiscal year will be awarded based upon achievement of the applicable corporate and/or personal objectives established by the Company for such year. Your target bonus will be equal to 75% of your annual base salary payable in United States Dollars. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within a commercially reasonable time after the close of that fiscal year, but only if you are still employed by the Company on the last day of the fiscal year to which the bonus relates. The Company, in consultation with the Company’s Board of Directors or Compensation Committee, has discretion to change your target bonus amount, and the Company will provide you with notice of any such change. The determinations of the Company’s Board of Directors or any duly authorized executive or committee with respect to your bonus will be final and binding.

4.Restricted Stock Units. Subject to the approval of the Company’s Board of Directors, its Compensation Committee or either’s authorized designee (within 30 days of your employment start date), you will be granted an award of Restricted Stock Units (the “RSUs”) having a grant value of US$10,000,000 (the “RSU Grant Value”), with the number of shares subject to the RSUs equal to the RSU Grant Value divided by the average of the closing prices of the Company’s common stock (as reported on the New York Stock Exchange or such other exchange on which the Company lists its shares of common stock) for the 90-day period (calendar days) ending on the date that is two trading days prior to the grant date (rounding up to the nearest whole number). Note the RSU Grant Value is not a reflection or prediction of the value that the RSUs may ultimately convey to you. The RSUs will be granted under and subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”), and a notice of restricted stock unit award and restricted stock unit agreement (collectively, the “RSU Award Agreement”).  As will be more fully described in the RSU Award Agreement, the RSUs shall vest in installments as follows: (i) all of the Initial Installment RSUs shall vest if you remain in continuous service as an employee or consultant (“Service”) through the Initial RSU Installment Date and (ii) 1/10th of the Subsequent Installment RSUs shall vest on each of the next ten successive Quarterly Installment Dates after the Initial RSU Installment Date if you remain in continuous Service on each such Quarterly Installment Date.
The “Initial Installment RSUs” shall equal the product of one thirty-sixth (1/36th) of the total number of shares subject to your RSUs multiplied by each full calendar month (i.e., the first day of a calendar month through the last day of such month) of continuous Service you complete beginning on your vesting commencement date (your employment start date unless otherwise set forth in the RSU Award Agreement) through the Initial RSU Installment Date (and, for purposes of this determination, the month in which your vesting commencement date occurs shall be deemed a full calendar month of Service if such month is March, June, September or December and your vesting commencement date occurred during the first ten days of that month).  The “Initial RSU Installment Date” shall mean the first Quarterly Installment Date that occurs on or after you complete 6 months of continuous Service following your vesting commencement date.  “Quarterly Installment Date” shall mean each March 10, June 10, September 10 and December 10, as applicable. “Subsequent Installment RSUs” shall equal the total number of shares subject to your RSUs minus the number of Initial Installment RSUs.

5.Performance Stock Units. Subject to the approval of the Company’s Board of Directors, its Compensation Committee or either’s authorized designee (within 30 days of your employment start date), you will be granted an award of Performance Stock Units (the “PSUs”) having a grant value of US$5,000,000 (the “Performance Grant Value”), with the target number of shares (the “Target PSUs”) equal to the Performance Grant Value divided by the average of the closing prices of the Company’s common stock (as reported on the New York Stock Exchange or such other exchange on which the Company lists its shares of common stock) for the 90-day period (calendar days) ending on the date that is two trading days prior to the grant date (rounding up to the nearest whole number) (the “Value Methodology”). Note the Performance Grant Value is not a reflection or prediction of the value that the PSUs may ultimately convey to you. The PSUs will be granted under and subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”), and a notice of performance stock unit award and performance stock unit agreement (collectively, the “PSU Award Agreement”).
As will be more fully described in the PSU Award Agreement, the PSUs will be subject to both a time-based and a stock price performance-based vesting condition (each, a “Per Share Stock Requirement”), both of which conditions must be satisfied before any PSU vests.
The Per Share Stock Requirement will apply to the PSUs based upon increases in our stock price above the Base Price (as defined below) in the following proportions: 100% of the Target PSUs are earned subject to achievement of a 60% increase over the Base Price (the “Target Achievement”); an incremental 50% of the Target PSUs are earned subject to achievement of a 75% increase over the Base Price; and an additional incremental 50% of the Target PSUs are earned subject to achievement of a 107% increase over the Base Price. For clarification, the number of PSUs earned is determined based on achievement of the specified stock price increases without interpolation. “Base Price” equals the average of the daily NYSE closing price for the Company’s common stock for the 30-day period (calendar days) ending on the date that is two trading days prior to the grant date. For avoidance of doubt, no more than 200% of the Target PSUs may be earned and vest under this Section 5.
Assuming that the applicable Per Share Stock Requirement has been satisfied as of each specified date, the PSUs are eligible to vest as follows: (i) all of the Initial Installment PSUs shall vest if you remain in continuous service as an employee or consultant (“Service”) through the Initial PSU Installment Date, and (ii) 1/14th of the Subsequent Installment PSUs shall vest on each of the next fourteen successive Quarterly PSU Installment Dates after the Initial PSU Installment Date. Notwithstanding the foregoing, if the Per Share Stock Requirement with respect to a PSU is not satisfied on a Quarterly PSU Installment Date, the PSUs that would have become vested on such date (if the Per Share Stock Requirement had been satisfied) shall vest on the next Quarterly PSU Installment Date on which the Per Share Stock Requirement is satisfied, so long as you remain in continuous Service through such Quarterly PSU Installment Date and so long as the Quarterly PSU Installment Date occurs before the fourth anniversary of the PSU vest commencement date.
     The “Initial Installment PSUs” shall equal the product of one forty-eighth (1/48th) of the total number of shares subject to your PSUs multiplied by each full calendar month (i.e., the first day of a calendar month through the last day of such month) of continuous Service you complete beginning on your vesting commencement date (your employment start date unless otherwise set forth in the PSU Award Agreement) through the Initial PSU Installment Date (and, for purposes of this determination, the month in which your vesting commencement date occurs shall be deemed a full calendar month of Service if such month is March, June, September or December and your vesting commencement date occurred during the first ten days of that month).  The “Initial PSU Installment Date” shall mean the first Quarterly PSU Installment Date that occurs on or after you complete 6 months of continuous Service following your vesting commencement date.  “Quarterly PSU Installment Date” shall mean each March 10, June 10, September 10 and December 10 following the Initial PSU Installment Date, as applicable. “Subsequent Installment PSUs” shall equal the total number of shares subject to your PSUs minus the number of Initial Installment PSUs. Except as may be otherwise provided in the PSU Award Agreement or Change in Control Agreement, each Per Share Stock Requirement shall be calculated on any given date based upon the average of the daily NYSE closing price for the Company’s common stock for the 30-day period (calendar days) ending on the date that is two trading days prior to the Initial PSU Installment Date or Quarterly PSU Installment Date, as applicable.

6.Sign-On Restricted Stock Units. Subject to the approval of the Company’s Board of Directors, its Compensation Committee or either’s authorized designee (within 30 days of your employment start date), you will be granted an award of Sign-On Restricted Stock Units (the “SORSUs”) having a grant value of US$1,200,000 (the “SORSU Grant Value”), with the number of shares subject to the SORSUs equal to the SORSU Grant Value divided by the average of the closing prices of the Company’s common stock (as reported on the New York Stock Exchange or such other exchange on which the Company lists its shares of common stock) for the 90-day period (calendar days) ending on the date that is two trading days prior to the grant date (rounding up to the nearest whole number). Note the SORSU Grant Value is not a reflection or prediction of the value that the SORSUs may ultimately convey to you. The SORSUs will be granted under and subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”), and a notice of restricted stock unit award and restricted stock unit agreement (collectively, the “SORSU Award Agreement”).  As will be more fully described in the SORSU Award Agreement, the SORSUs shall vest as follows: all of the SORSUs shall vest if you remain in continuous service as an employee or consultant through the first Quarterly Installment Date that occurs on or after your vesting commencement date.  “Quarterly Installment Date” shall mean each March 10, June 10, September 10 and December 10, as applicable. If your employment ends for any reason (other than a Qualified Termination) on or prior to the third anniversary of your employment start date you shall be required to repay 100% of the SORSU Grant Value within 30 days of such termination. In the event your employment ends on account of your Qualified Termination, you will not be required to repay the SORSU Grant Value.
7.Change in Control & Severance. Subject to the approval of the Company’s Board of Directors, its Compensation Committee or either’s authorized designee, you shall be eligible to enter into a separate Change in Control Agreement with the Company pursuant to which, upon certain CIC or Non-CIC Qualified Terminations (as defined in the Change in Control Agreement), you will be eligible to receive the following payments and benefits from the Company:
(a)Non-CIC Qualified Termination.
(i)Salary Severance. A lump-sum payment equal to 50% of your Base Salary; provided that if the Non-CIC Qualified Termination is on account of the your death or Disability, you will instead receive a one-time lump-sum payment equal to 100% of the your Base Salary
(ii)COBRA Payment. A lump-sum payment equal to 6 multiplied by the monthly COBRA premium that you would be required to pay to continue group health coverage for you and your eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage. Such cash payment will be taxable and will be made regardless of whether you elect COBRA continuation coverage.
(iii)Equity Vesting – Death or Disability. In the event the Non-CIC Qualified Termination is on account of the your death or Disability, with respect to all outstanding equity awards to you, subject to the additional terms of the Change in Control Agreement:
(1)In the case of the RSUs, accelerated vesting as to 100% of the then-unvested RSUs. For avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of the RSUs may vest and become exercisable under this provision.
(2)In the case of the PSUs, accelerated vesting as to the then-unvested portion of PSUs as provided in the PSU Award Agreement provided that all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of the Target PSUs.
(iv)Equity Vesting – Within Twelve Months. In the event the Non-CIC Qualified Termination is within the first twelve (12) months of service and on account of termination by the Company without Cause or by you for Good Reason, subject to the additional terms of the Change in Control Agreement: In the case of the RSUs, accelerated vesting on 1/12th of the then-unvested RSUs (if the Non-CIC Qualified Termination occurs before the Initial RSU Installment Date) or 1/10th of the Subsequent Installment RSUs (if the Non-CIC Qualified Termination occurs on or after the Initial RSU Installment Date). In the case of the PSUs, none of the PSUs will vest.
(b)CIC Qualified Termination.
(i)Salary Severance. A lump-sum payment equal to 100% of your Base Salary.
(ii)Bonus Severance. A lump-sum payment equal to 100% of your Target Bonus in effect for the fiscal year in which the Qualified Termination occurs.
(iii)COBRA Payment. A lump-sum payment equal to 12 multiplied by the monthly COBRA premium that you would be required to pay to continue group health coverage for you and your eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage. Such cash payment will be taxable and will be made regardless of whether you elect COBRA continuation coverage.

(iv)Equity Vesting. With respect to all outstanding equity awards to you, subject to the additional terms of the Change in Control Agreement:
(1)In the case of the RSUs, accelerated vesting as to 100% of the then-unvested RSUs. For avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of the RSUs may vest and become exercisable under this provision.
(2)In the case of the PSUs, accelerated vesting as to the then-unvested portion of PSUs as provided in the PSU Award Agreement provided that all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of the Target PSUs.
8.Insurance. The Company shall, to the maximum extent permitted by law, include you during your employment with the Company under any directors and officers liability insurance policy that it maintains for similarly situated executives, with coverage at least as favorable to you in amount and each other material respect as the coverage of other similarly situated executives covered thereby (including, if applicable, with respect to coverage for proceedings based or threatened following the termination of your employment). Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of your heirs and personal representatives. For the avoidance of doubt, this Section 7 shall not require the Company to obtain directors and officers liability insurance for its officers or executives.
9.Indemnification. The Company shall, to the maximum extent required by law, indemnify you to the same extent it indemnifies other similarly situated executives if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of the Company. For the avoidance of doubt, this Section 8 shall not require the Company to indemnify its officers or executives beyond indemnification that is required under the Delaware General Corporation Law.
10.Company’s Employee Inventions and Proprietary Information Agreement. You are required, as a condition of your employment with the Company, to sign the Company’s Employee Inventions and Proprietary Information Agreement, which is enclosed.
11.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

12.Outside Activities. During your employment with the Company, you shall devote your full business efforts and time to the Company; however, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments provided that such activities do not individually or in the aggregate interfere with the performance of your duties to the Company or create any actual or perceived conflict of interest with the Company. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your employment with the Company.

13.Arbitration. As a condition of your employment, you agree to sign the Company’s standard Arbitration Agreement, which is enclosed.

14.Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Additionally, you are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

15.Entire Agreement. This letter agreement, the Employee Inventions and Proprietary Information Agreement and the Arbitration Agreement supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
This letter agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this letter agreement to any entity that assumes the Company’s obligations hereunder in connection with a merger or acquisition or sale or transfer of all or a substantial portion of the Company’s assets to such entity. This letter agreement may also be assigned by the Company to a division or subsidiary entity that is owned or controlled by the Company.

This letter agreement may be executed electronically and/or in counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall constitute one and the same instrument.

If you wish to accept this offer, please sign and date this letter agreement, the enclosed Arbitration Agreement and the enclosed Employee Inventions and Proprietary Information Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Additionally, your employment is contingent upon the successful completion of a background check to the Company’s satisfaction and your starting work with the Company on or before July 19, 2021.

This offer, if not accepted, will expire at the close of 12:00 p.m., PT on June 12, 2021.
If you have any questions regarding this offer, please feel free to contact me.

Very truly yours,
ANAPLAN, INC.

By: /s/ MARILYN MILLER
(signature)
Name: Marilyn Miller
Title: CPO

I have read and accept all of the terms of this letter agreement:
VIKAS MEHTA

/s/ VIKAS MEHTA
(Signature)
6/11/2021
Date
Anticipated Employment Commencement Date: July 19, 2021

EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT

The following agreement (the “Agreement”) between Anaplan, Inc., a Delaware corporation (the “Company”), and the individual identified on the signature page to this Agreement (“Employee” or “I”) is effective as of the first day of Employee’s employment by the Company and confirms and memorializes the agreement that (regardless of the execution date hereof) the Company and I have had since the commencement of my employment (which term, for purposes of this Agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee). I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by the Company. In exchange for the foregoing and for other good and valuable consideration, including my access to and use of the Company’s Inventions (defined below) and Proprietary Information (defined below) for performance of my employment, training and/or receipt of certain other valuable consideration, the parties agree as follows:
1.No Conflicts.  I have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. Further, I have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by me.

2.Inventions.

a.Definitions.  “Company Interest” means any of the Company’s current and anticipated business, research and development, as well as any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, under consideration or under development by the Company. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b.Assignment.   The Company shall own, and I hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively “Created”), by me during the term of my employment with the Company that either (i) arise out of any use of the Company’s facilities, equipment, Proprietary Information or other assets (collectively “Company Assets”) or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted (A) at the Company’s facilities; (B) during working hours or (C) using Company Assets), or (ii) are useful with or in or relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company. However, the foregoing does not purport to assign to the Company (and Assigned Inventions shall not include) any Invention that: (1) by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Appendix A, if any) I cannot be required to so assign; or (2) otherwise meets all of the following requirements: (I) the Invention is Created entirely on my own time; (II) the Invention is Created entirely without use of any Company Assets and (III) the Invention is not useful with or related to any Company Interest. Nevertheless, if I believe any Invention Created by me during the term of my employment is not within the definition of Assigned Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.

c.Assurances.  I hereby make and agree to make all assignments to the Company necessary to effectuate and accomplish the Company’s ownership in and to all Assigned Inventions. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.Other Inventions.  If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise to or on behalf of the Company) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, assignable,
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transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e.Moral Rights.  To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company. Furthermore, I agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same.

3.Proprietary Information.

a.    Definition; Restrictions on Use.  I agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to the Company’s employees, Affiliates and Business Partners (as such terms are defined below), that I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information.” I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment. My obligation of nondisclosure and nonuse of Proprietary Information under this Section shall continue until I can document that it is or becomes readily generally available to the public without restriction through no fault of mine (including breach of this Agreement) or, if a court requires a shorter duration, then the maximum time allowable by law will control. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
b.    Upon Termination.  Upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement.

c.    Company Systems.  I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices) in which Company Proprietary Information resides, is stored or is passed through (“Company Systems”)), and in order to ensure compliance with work rules and safety concerns, the Company or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or the Company. I further agree that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4.Restricted Activities.  For the purposes of this Section 4, the term “the Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for whom Employee performed responsibilities or about whom Employee has Proprietary Information.

a.Definitions.  “Competitive Activities” means any direct or indirect non-Company activity (i) that is the same or substantially similar to Employee’s responsibilities for the Company that relates to, is substantially similar to, or competes with the Company (or its demonstrably planned interests) at the time of Employee’s termination from the Company; or (ii) involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information. Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding Employee’s termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom Employee comes into contact during Employee’s employment with the Company or about whom Employee had knowledge by reason of Employee’s relationship with the Company or because of Employee’s access to Proprietary Information. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so (provided that if I am a resident of California, “Cause” means to recruit, or otherwise solicit, induce or influence, or to attempt to do so). “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for Employee or any other person or entity, (B) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b.Acknowledgments.

i.     I acknowledge and agree that (A) the Company's business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to the Company, and I will learn and use Proprietary Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

ii.     I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

iii.    I acknowledge that my violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

iv.    Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

v.    In any such case, the Company and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c.As an Employee.  During my employment with the Company, I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with the Company or (iv) enter into an employment, consulting or other similar relationship with another person or entity without the prior written consent of the Company.

d.After Termination.  For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company; or (ii) unless I am a resident of California (A) Solicit any Business Partner or (B) engage in any Competitive Activities (I) anywhere the Company offers its services or has customers during my employment with the Company or where my use or disclosure of Proprietary Information could materially disadvantage the Company regardless of my physical location; or (II) anywhere the Company offers its services or has customers and where I have responsibility for the Company or (III) anywhere within a fifty (50) mile radius of any physical location I work for the Company. The foregoing timeframes shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

5.Employment at Will.  I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer or President of the Company, or an officer designee authorized in writing by the foregoing or the Company’s Board of Directors.

6.Survival.  I agree that any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that the terms of this Agreement, and any obligations I have hereunder, shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this

Agreement to any of my potential or future employers. I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations hereunder. This Agreement, and any obligations I have hereunder, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

7.Miscellaneous.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in or with jurisdiction over San Francisco County, California, and each party consents to the jurisdiction thereof; however, the Company may seek injunctive relief and specific performance in any court of competent jurisdiction. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies. This Employee Inventions and Proprietary Information Agreement may be executed electronically and/or in counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall comprise one and the same instrument.

[Signature Page Follows]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

Company	Employee

By: /s/ MARILYN MILLER	By: /s/ VIKAS MEHTA

Name: Marilyn Miller	Name: Vikas Mehta

Title: CPO	Address:

Dated: 6/13/2021	Dated: 6/11/2021

Appendix A

If I am employed by the Company in the State of California, the following provision applies:

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805
Employee's right to certain inventions.
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.
Sec. 2. Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.--LABOR AND INDUSTRIES
Article 1.--PROTECTION OF EMPLOYEES
      44-130.   Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
      (1)   The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
      (2)   the invention results from any work performed by the employee for the employer.
      (b)   Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.
      (c)   If an employment agreement contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
      (1)   The invention relates directly to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
      (2)   the invention results from any work performed by the employee for the employer.
      (d)   Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.
Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.
EMPLOYEE'S RIGHT TO CERTAIN INVENTIONS
Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this

State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2.   Definitions.
            As used in this chapter:
            (1) "Employment invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:
            (a) conceived, developed, reduced to practice, or created by the employee:
            (i) within the scope of his employment;
            (ii) on his employer's time; or
            (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;
            (b) the result of any work, services, or duties performed by an employee for his employer;
            (c) related to the industry or trade of the employer; or
            (d) related to the current or demonstrably anticipated business, research, or development of the employer.
            (2) "Intellectual property" means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3.   Scope of act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.
            (1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:
            (a) created by the employee entirely on his own time; and
            (b) not an employment invention.
            (2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.
            (3) Subsection (1) does not apply to:
            (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or
            (b) an agreement between an employee and his employer which is not an employment agreement.
            (4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee's employment or continuation of employment is not conditioned on the employee's acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
            (5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
            (6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
            (7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
            (8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

TITLE 49. LABOR REGULATIONS
CHAPTER 49.44. VIOLATIONS -- PROHIBITED PRACTICES

(i)    A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(ii)    An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(iii)    If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.